Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139794 on Form S-8 of our report dated February 22, 2007, relating to the consolidated financial statements and financial statement schedule of Sealy Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”) appearing in this Annual Report on Form 10-K of Sealy Corporation and subsidiaries for the fiscal year ended November 26, 2006.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

February 22, 2007